Exhibit 99

News Release

For Immediate Release	Contact:	Stacy Frole	(419) 627-2227
May 3, 2007

CEDAR FAIR ANNOUNCES 2007 FIRST QUARTER RESULTS

•	CUTS FIRST QUARTER OPERATING LOSS 9% ON A SAME-PARK BASIS

•	INTEGRATION OF NEWLY ACQUIRED PARKS CONTINUES TO GO WELL

SANDUSKY, OHIO, May 3, 2007 — Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results for the first quarter ended March 25, 2007. The 2007 figures include the results of the Paramount Parks since their acquisition from CBS Corporation on June 30, 2006.

Dick Kinzel, chairman, president and chief executive officer, explained that virtually all of Cedar Fair’s revenues from its seasonal amusement parks, water parks, and other seasonal resort facilities are realized during a 130 to 140-day operating period beginning in early May, with the major portion concentrated in the peak vacation months of July and August. Only Knott’s Berry Farm, Castaway Bay and Star Trek: The Experience are open year-round, with Knott’s Berry Farm operating at its lowest level of attendance in the first quarter of the year. Cedar Fair’s other first quarter revenues have historically been minimal.

Together, the combined operations, including the acquired parks, generated revenues of $30.0 million in the first quarter and a net loss of $55.1 million, or $1.02 per diluted limited partner unit. For the same period last year the company reported a net loss of $26.5 million, or $0.49 per diluted limited partner unit, on revenues of $23.9 million, excluding the newly acquired parks.

Operating results for the first quarter include normal off-season operating, maintenance and administrative expenses at the Partnership’s seasonal amusement and water parks, and daily operations at Knott’s Berry Farm, Castaway Bay and Star Trek: The Experience. On a combined basis, the operating loss for the first quarter increased to $50.9 million from $27.7 million in 2006, reflecting the first quarter pre-season operating costs of the newly acquired parks. Cash operating costs were $76.5 million versus $48.2 million in the prior year, while

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2007 First Quarter Results

May 3, 2007

interest expense totaled $33.4 million, up from $7.2 million a year ago. The increased interest expense primarily reflects higher borrowings required to fund the Paramount Parks acquisition.

Same-Park Comparison (excluding acquisition)

Excluding effects of the acquisition, Cedar Fair’s first-quarter results on a same-park basis improved from the same period a year ago. For the first quarter, same-park net revenues increased 7%, to $25.5 million, due to improved per capita spending and attendance at our Western Region parks in the quarter.

On a same-park basis, the first quarter operating loss was $25.1 million, or 9% lower than the same period last year. Cash operating costs were 2% lower at $47.1 million, reflecting our continued focus on controlling expenses during the off-season. This decrease was somewhat offset by increased operating costs at our Western Region parks due in part to the increase in attendance at those parks.

2007 Operating Season

Commenting on the upcoming season, Kinzel said, “The integration of the newly acquired parks continues to go well. With the new parks, our overall operating season begins much earlier than it has in the past. To date we have six of our eleven seasonal amusement parks open and Dorney Park is prepared to open this weekend.

“Our capital projects have been completed or are scheduled to be completed on time and on budget, our marketing programs are in place, and guest comments have been positive,” continued Kinzel. “While our first quarter is not a meaningful part of our full-year financial performance, we are pleased with the level of public interest in our new rides and attractions thus far.”

The company will host a conference call with analysts today, May 3, 2007, at 2:00 p.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 5:00 p.m. ET, Thursday, May 3, 2007, until 11:59 p.m. ET, Thursday, May 17, 2007. In order to access the replay of the earnings call, please dial 1-877-519-4471 followed by the access code 8701482.

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Partnership owns and operates 12 amusement parks, five outdoor

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2007 First Quarter Results

May 3, 2007

water parks, one indoor water park and six hotels. Amusement parks in the company’s Northern Region include three in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls, Kings Island, and Geauga Lake & Wildwater Kingdom; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the Southern Region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; Great America; and Gilroy Gardens, which is managed under contract. Also included in that region is Star Trek: The Experience, a Las Vegas-based interactive adventure.

Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors could affect attendance at our parks and cause actual results to differ materially from the Partnership’s expectations. In addition, risks and uncertainties concerning the acquisition of the Paramount Parks include, but are not limited to the ability of the Partnership to combine the operations and take advantage of growth, savings and synergy opportunities.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2007 First Quarter Results

May 3, 2007

Cedar Fair, L.P.

SUMMARY STATEMENTS OF OPERATIONS

FIRST QUARTER

(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands except per unit)	3/25/07	3/26/06	3/25/07	3/26/06
Net revenues:
Admissions	$11,332	$8,519	$462,288	$292,746
Food, merchandise and games	13,973	11,782	309,105	219,642
Accommodations and other	4,694	3,644	66,050	55,463

Total net revenues	29,999	23,945	837,443	567,851
Cash operating costs and expenses	76,547	48,153	549,509	374,823

Adjusted EBITDA (a)	(46,548)	(24,208)	287,934	193,028
Depreciation and amortization	4,318	3,474	91,547	55,785
Non-cash unit option expense	16	12	79	170

Operating income (loss)	(50,882)	(27,694)	196,308	137,073
Interest expense	33,405	7,201	115,358	26,905
Loss on early extinguishment of debt	—	—	4,697	—
Other (income) expense	120	—	(799)	—

Income (loss) before taxes	(84,407)	(34,895)	77,052	110,168
Provision (credit) for taxes	(29,283)	(8,391)	18,195	(48,744)

Net income (loss)	$(55,124)	$(26,504)	$58,857	$158,912

Weighted average units outstanding - diluted	54,129	53,853	54,892	54,931

Per limited partner unit:
Net income (loss) - diluted	$(1.02)	$(0.49)	$1.07	$2.89
Cash distributions declared	$0.47	$0.47	$1.88	$1.85

Balance Sheet Data:
Total assets		$2,530,747
Total long-term debt		1,865,975
Total partners’ equity		326,148

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, and certain other non-cash costs. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles (GAAP) and should not be considered a substitute for operating income, net income or cash flows from operating activities computed in accordance with GAAP. We believe that adjusted EBITDA is a meaningful measure of park-level operating profitability because we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This press release and prior releases are available on the Cedar Fair Entertainment Company website at

www.cedarfair.com.